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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    ___________


                                   SCHEDULE 13G/A
                                   (RULE 13d-102)


              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)

                                (AMENDMENT NO. 3)(1)


                         HEALTH SYSTEMS DESIGN CORPORATION
                                   (Name of Issuer)


                                    COMMON STOCK
                          (Title of Class of Securities)


                                     421964 10 7
                                    (CUSIP Number)


                                    DECEMBER 31, 1998
                    (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     / /  Rule 13d-1(b)
     / /  Rule 13d-1(c)
     /X/  Rule 13d-1(d)


---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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     CUSIP No. 421964 10 7                13G                Page 2 of 5 Pages



 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            RICHARD C. AUGER


 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  / /

                                                         (b)  / /


 3.    SEC USE ONLY



 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            USA



   NUMBER OF     5.   SOLE VOTING POWER

     SHARES                1,570,800

  BENEFICIALLY   6.   SHARED VOTING POWER

    OWNED BY               0

      EACH       7.   SOLE DISPOSITIVE POWER

   REPORTING               1,570,800

  PERSON WITH    8.   SHARED DISPOSITIVE POWER

                           0

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,570,800 SHARES


 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

      CERTAIN SHARES*          / /



 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           APPROXIMATELY 23.5%


 12.  TYPE OF REPORTING PERSON*

           IN

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!



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     CUSIP No. 421964 10 7                13G                Page 3 of 5 Pages



ITEM 1(a).    NAME OF ISSUER:

                   HEALTH SYSTEMS DESIGN CORPORATION

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   1330 BROADWAY, OAKLAND, CA 94612

ITEM 2(a).    NAME OF PERSON FILING:

                   RICHARD C. AUGER

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   1330 BROADWAY, OAKLAND, CA 94612

ITEM 2(c).    CITIZENSHIP:

                   USA

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

                   COMMON STOCK

ITEM 2(e).    CUSIP NUMBER:

                   421964 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)     / /  Broker or dealer registered under Section 15 of the
                  Exchange Act.

     (b)     / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)     / /  Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

     (d)     / /  Investment company registered under Section 8 of the
                  Investment Company Act.

     (e)     / /  An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).

     (f)     / /  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g)     / /  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

     (h)     / /  A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

     (i)     / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

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     CUSIP No. 421964 10 7                13G                Page 4 of 5 Pages


      (j)     / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)
              If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

 ITEM 4.      OWNERSHIP.

      (a)     Amount beneficially owned:

                   1,570,800 SHARES

      (b)     Percent of class:

                   APPROXIMATELY 23.5%

      (c)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote     1,570,800

      (ii)    Shared power to vote or to direct the vote     0

      (iii)   Sole power to dispose or to direct the disposition of
              1,570,800

      (iv)    Shared power to dispose or to direct the disposition of       0



 ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   NOT APPLICABLE

 ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                   NOT APPLICABLE

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   NOT APPLICABLE

 ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   NOT APPLICABLE

 ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

                   NOT APPLICABLE

 ITEM 10.     CERTIFICATION.

                   NOT APPLICABLE


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     CUSIP No. 421964 10 7                13G                Page 5 of 5 Pages



                                     SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         FEBRUARY 11, 1999
                                      ---------------------------
                                              (Date)

                                      /s/ RICHARD C. AUGER
                                      ---------------------------
                                           (Signature)

                                           RICHARD C. AUGER
                                      ---------------------------
                                           (Name/Title)